Exhibit 99.1

Press Release

Date:	April 1, 2013	Contact:	Richard J. Harris
For Release:	Immediately	Telephone:	(441) 292-3645

Enstar Group Limited Completes Acquisition

of U.S. and Canadian Closed-Life Insurance Operations from HSBC Finance

Hamilton, Bermuda – April 1, 2013 – Enstar Group Limited (Nasdaq:ESGR) announced today that one of Enstar’s wholly-owned subsidiaries completed the previously announced acquisition from Household Insurance Group Holding Company of HSBC Insurance Company of Delaware and Household Life Insurance Company of Delaware, as well as its three subsidiary insurers, on March 31, 2013. Household Insurance Group Holding Company is a subsidiary of HSBC Holdings plc.

The HSBC companies acquired added approximately $1.4 billion in total cash and investments to Enstar’s balance sheet.

As previously disclosed, the base purchase price of $181 million was rolled forward under the terms of the stock purchase agreement based upon changes to the capital and surplus of the acquired entities arising from the operation of the business prior to closing. The amount paid at closing was approximately $155.7 million and was financed in part by a drawing under Enstar’s revolving credit facility.

Enstar, a Bermuda company, acquires and manages insurance and reinsurance companies in run-off and portfolios of insurance and reinsurance business in run-off, and provides management, consultancy and other services to the insurance and reinsurance industry.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Investors are cautioned that any such forward-looking statements speak only as of the date they are made, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important risk factors regarding Enstar may be found under the heading “Risk Factors” in Enstar’s Form 10-K for the year ended December 31, 2012, and are incorporated herein by reference. Furthermore, Enstar undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.